Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”) is entered into effective as of December 11, 2018 (the “Effective Date”), by and between C&J Spec-Rent Services, Inc., an Indiana company (the “Company”), and Danielle Hunter (“Executive”).
RECITALS
WHEREAS, the Company has employed Executive pursuant to the terms of that certain Employment Agreement entered into effective as of June 15, 2016 between Executive and C&J Energy Services, Ltd., as amended by that certain First Amendment to Employment Agreement effective as of November 30, 2016 (the “Original Agreement”);
WHEREAS, the Company and Executive desire to amend and restate the Original Agreement for the purpose of amending the terms and conditions of Executive’s employment with the Company; and
WHEREAS, both the Company and Executive have read and understood the terms of this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows, effective as of the Effective Date:
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1:
(a)    “Accrued Obligation” shall mean (i) Executive’s Base Salary earned but unpaid through the Date of Termination and (ii) any unreimbursed business expenses properly incurred by Executive prior to the Date of Termination so long as Executive timely submitted all documentation for reimbursement as required by applicable Company policies.
(b)    “Board” shall mean the Board of Directors of C&J Energy Services, Inc., a Delaware corporation (the “Parent”), the parent company of the Company and the direct or indirect owner of the Company Group.
(c)    “Business” shall mean (i) any business in which any member of the Company Group is engaged during the Term and for which Executive has (or has had) responsibilities or about which Executive has obtained Confidential Information; provided, however, the definition of “Business” shall not include any business in which the Company Group no longer engages or has any plans to engage in as of the end of the Term; and (ii) any other business in which any member of the Company Group has undertaken material steps to engage within the twelve (12) month period prior to the end of the Term, so long as Executive had material responsibility for, or Confidential Information about, such anticipated business. Without limiting the foregoing, the definition of “Business” shall be deemed to include the Company Group’s core businesses: well construction and intervention services (including cementing and coiled tubing services), well completion services (including hydraulic fracturing and related stimulation services, cased-hole wireline, pressure pumping and pump-down, perforating, pressure testing, and logging services), and well support services

(including workover, plug and abandonment and other related and specialty rig services, and fluid hauling, storage and disposal services).
(d)    “Cause” shall mean Executive’s (i) willful and continued failure to substantially perform, without proper legal justification (and not due to reasons beyond Executive’s control, including Permanent Disability), the duties and responsibilities required hereunder or under any other written agreement between Executive and the Company or any other member of the Company Group, or otherwise reasonably required by the Board to be undertaken; (ii) any material breach of this Agreement or any other material written agreement between Executive and the Company or any other member of the Company Group, including the covenants set forth herein; (iii) any material violation of any law applicable to the workplace or employment relationship or material failure to abide by lawful and material instructions, policies, codes of conduct or workplace rules established by any member of the Company Group and applicable to Executive; (iv) any conduct in connection with Executive’s employment duties or responsibilities that is (A) unlawful or grossly negligent and has a material adverse effect on any member of the Company Group or its business, or (B) fraudulent or dishonest and results, or is intended to result, in personal gain or enrichment at the material expense of any member of the Company Group; or (v) commission of, or indictment, conviction, admission or plea of guilty or nolo contendere for or to a charge of any felony (or state law equivalent) or any crime involving moral turpitude. For purposes of determining “Cause”, no act or failure to act by the Executive shall be considered “willful” or “grossly negligent” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interests of the Company.
(e)    “Change of Control” shall mean the occurrence of any of the following events:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder (as defined in Section 1.1(l)), acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company’s then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
(ii)    a change in the composition of the Board such that the “Continuing Directors” cease for any reason, other than due to ordinary course retirement, death, disability, term limit or any director refreshment or similar policy, to constitute at least seventy percent (70%) of the Board. The “Continuing Directors” shall mean those members of the Board who either: (A) were directors on the Effective Date; or (B) were subsequently elected by, or on the nomination or recommendation of, at least a three-quarters (3/4) majority (consisting of at least four (4) directors) of the Board who were or become Continuing Directors;
(iii)    the consummation of a merger, reorganization or consolidation of the Parent with any corporation, including a reverse or forward triangular merger, where the Parent’s shareholders immediately prior to such transaction own less than a majority of the voting securities of the surviving or resulting corporation or entity after the transaction;

(iv)    the consummation or a transaction that implements in whole or in part a resolution of the Parent’s shareholders authorizing a complete liquidation or dissolution of the Parent; or
(v)    the sale or disposition (other than a pledge or similar encumbrance) by the Parent of all or substantially all of the assets of the Parent or the Company Group, other than to a Permitted Holder or Permitted Holders;
provided, however, if a Change of Control constitutes a payment event with respect to any deferred compensation that is subject to Section 409A, a transaction or event described in paragraph (i), (ii), (iii), (iv) or (v) shall constitute a Change of Control only if such transaction or event constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(g)    “Company Group” shall mean the Parent and each of its Subsidiaries and affiliates.
(h)    “Date of Termination” shall mean the effective date of termination of Executive’s employment hereunder, as specified in the applicable Notice of Termination.
(i)    “Good Reason” shall mean Executive’s resignation upon the occurrence of any one of the following events occurring on or after the Effective Date (without Executive’s consent): (i) any material reduction in Executive’s authority, duties or responsibilities, including Executive’s removal from the position and title with the Parent specified in Section 2.1, in each instance other than (A) by reason of Executive’s Permanent Disability or (B) as a result of, or following an allegation that causes material damage to any member of the Company Group of, Executive having committed an act or omission that constitutes Cause; (ii) permanent relocation of the primary place of Executive’s employment more than fifty (50) miles outside the Houston metropolitan area; (iii) a reduction in Executive’s then Effective Base Salary (other than (A) an immaterial reduction that applies to all similarly situated executives or (B) that occurs as a result of or following an allegation that causes material damage to any member of the Company Group of, Executive having committed an act or omission that constitutes Cause; (iv) Executive’s receipt of a Notice of Non-Renewal from the Parent or the Company (other than as a result of, or following an allegation that causes material damage to any member of the Company Group of, Executive having committed an act or omission that constitutes Cause); or (v) a breach by the Parent or the Company of any material provision of this Agreement or of any other material written agreement between Executive and the Company or any other member of the Company Group; provided that such event(s) shall constitute Good Reason only to the extent set forth in Section 4.1(b).
(j)    “Notice of Termination” shall mean a notice from one party to this Agreement to the other party that indicates such party’s intent to terminate Executive’s employment hereunder, and which specifies the provision of this Agreement pursuant to which such termination will occur.
(k)     “Permanent Disability” shall mean a physical or mental impairment that renders Executive incapable of materially performing Executive’s duties hereunder (after accounting for reasonable accommodation, if applicable and required by applicable law) for a period in excess of six (6) months during any consecutive twelve (12) month period.

(l)    “Permitted Holder” shall mean (i) any trustee or other fiduciary holding securities of the Parent under an employee benefit plan of any member of the Company Group, (ii) any Subsidiary of the Parent that is at least 80% owned by the Parent, and (iii) any corporation, partnership, limited liability company or other entity owned, directly or indirectly, by the shareholders of the Parent in substantially the same proportions as their ownership of securities of the Parent.
(m)    “Protected Period” shall mean the period beginning thirty (30) days prior to the effective date of a Change of Control and ending on the two (2) year anniversary of the effective date of such Change of Control.
(n)    “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers to Executive the Release (which shall occur no later than seven (7) days after the Date of Termination), or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. The “Release” shall mean an agreement providing for the release of claims against the Company Group in a form acceptable to the Company.
(o)    “Restricted Area” shall mean (i) during the portion of the Prohibited Period that occurs while Executive is employed by any member of the Company Group, the world and, (ii) during the portion of the Prohibited Period that occurs following the Date of Termination, those geographic areas where the Company or any other member of the Company Group conducted the Business during the Term and for which Executive had direct or indirect, material responsibilities. Without limiting the foregoing, the Restricted Area shall include those geographic areas specified on Exhibit A, and any additional areas in which any member of the Company Group has taken material steps as of the Date of Termination, with Executive’s assistance, in preparation of conducting the Business.
(p)    “Section 409A” shall mean Section 409A of the Code and the final Department of Treasury regulations and other interpretive guidance issued thereunder.
(q)    “Subsidiary” shall mean any business entity with respect to which the Parent owns or controls, directly or indirectly, not less than a majority of the equity securities of such entity, or otherwise possesses, with by virtue of security ownership or contract, the power to elect a majority of the board of directors or other governing body or officers thereof.
ARTICLE II
DUTIES
2.1    Duties. During the Term (as defined in Section 3.1), Executive shall serve as Executive Vice President, General Counsel, and Chief Risk and Compliance Officer of the Parent, or in such other capacities as the Board shall determine. Executive shall comply with the policies of the Company Group as may be in effect from time to time for executive officers, including the Company Group’s policies regarding confidentiality, ownership of intellectual property, drug testing, trading in securities of the Parent, discrimination and harassment, and lawful and ethical conduct. Executive shall have such duties, authorities and responsibilities as the Board or the Parent’s Chief Executive Officer shall designate that are consistent with Executive’s position.
2.2    Extent of Duties. During the Term, Executive shall devote substantially all of Executive’s business time, energy and efforts to the affairs of the Parent and other members of the Company Group as the Parent, acting through its Board and the Parent’s Chief Executive Officer, shall deem necessary in the discharge of Executive’s duties hereunder. Executive shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company Group, except with the consent of the Chairman of the Board or as otherwise permitted by this Section 2.2. Executive agrees to serve in the position(s) referred to in Section 2.1 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Notwithstanding the foregoing, nothing herein shall prevent Executive from participating in social, civic, charitable, religious, business, educational or professional associations, or the passive management of Executive’s personal investments, so long as such activities do not materially detract from Executive’s ability to perform Executive’s duties under this Agreement or otherwise violate the provisions of this Agreement. Without limiting the foregoing, in the event that Executive desires to participate personally in any business opportunity that is related to the business of any member of the Company Group, Executive shall not participate in such opportunity without first making full written disclosure to the Board of such opportunity and the scope of Executive’s proposed involvement and seeking necessary approvals under the Parent’s corporate policies in effect at such time.
ARTICLE III
TERMS OF EMPLOYMENT
3.1    Employment Period. Unless sooner terminated pursuant to the terms and conditions of this Agreement, Executive’s employment pursuant to this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date; provided, however, that on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such date, an “Extension Date”), if Executive’s employment under this Agreement has not been terminated pursuant to Article IV, the term of this Agreement shall automatically extend for an additional year unless on or before the date that is ninety (90) days prior to an Extension Date, the Company or Executive provides the other party hereto written notice (a “Notice of Non-Renewal”) that the term will not be so extended. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, is referred to herein as the “Term.”
3.2    Annualized Base Compensation. As compensation for services rendered under this Agreement, Executive shall be entitled to receive an annualized base salary (before tax withholdings and other deductions) of $425,000 (“Base Salary”). Executive’s Base Salary shall be reviewed by the Board from time to time and, in the Board’s sole discretion, may be increased but shall not be decreased without the consent of Executive (such determined amount as in effect at any time, the “Effective Base Salary”). Executive’s base salary shall be payable in substantially equal installments in accordance with the practice and policies of the Company as may exist from time to time (but no less frequently than monthly).
3.3    Cash Incentive Awards.
(a)    Annual Bonus. For each year that Executive is employed with the Company hereunder during the Term (each such year, a “Bonus Year”), Executive shall be eligible to receive an annual cash bonus award (each, an “Annual Bonus”) under the Parent’s short-term incentive plan (as may be in effect from time to time, the “STIP”), subject to and conditioned on the Parent’s overall performance and financial results together with any other terms and conditions of the STIP that may be established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) for that Bonus Year (generally and collectively, the “STI Performance Plan”). Unless otherwise established by the Board or the Compensation Committee, the incentive opportunity available to Executive shall be based on, and the amount of each Annual Bonus shall have, a target value of no less than

75% (“STI Bonus Target”) of the annualized rate of Executive’s Effective Base Salary as of the last day of the applicable Bonus Year. Notwithstanding the foregoing, (i) unless the Compensation Committee determines otherwise, Executive shall not be entitled to any payment of an Annual Bonus for any Bonus Year in which the Parent does not achieve the vesting requirements and other conditions set forth in the applicable STI Performance Plan, as determined by the Compensation Committee in its sole discretion; (ii) the actual amount of each Annual Bonus, if any, paid to Executive is subject to determination in the sole discretion of the Compensation Committee; (iii) Executive shall not be entitled to any Annual Bonus if Executive’s employment under this Agreement is terminated by the Company for Cause prior to the date of payment of such Annual Bonus; and, (iv) subject to the exceptions set forth herein, Executive shall not be entitled to any Annual Bonus for any Bonus Year if Executive is not employed by the Company on the date the Compensation Committee approves payment of such Annual Bonus. It is expected but not guaranteed that payment of the Annual Bonus, if any, will be approved in connection with the finalization of the Parent’s annual financial statements for the Bonus Year to which it relates and paid as promptly as practicable following such approval but in no event later than December 31 of the year following the applicable Bonus Year. The Compensation Committee may, in its sole discretion, determine that up to 50% of the value of any Annual Bonus shall be paid in stock of the Parent and the remainder of such Annual Bonus be paid in cash. For each Bonus Year during the Term, the Compensation Committee will review the STIP and establish the structure, terms and conditions (including performance objectives, metrics, goals and incentive opportunities) of the STI Performance Plan and the target value of the incentive opportunity (“Effective STI Bonus Target”) provided to Executive for the Bonus Year as it deems appropriate.
(b)    Discretionary Bonus. In addition to the Annual Bonus, Executive may be eligible to receive additional short- and long-term incentive cash bonus awards in the sole discretion of the Board or the Compensation Committee (each a “Discretionary Bonus” and, together with the Annual Bonus, “Bonuses”). The frequency, amount, terms and conditions of any Discretionary Bonus shall be left to the exclusive discretion of the Board or the Compensation Committee.
3.4    Benefits. During the Term, the Company agrees to make available to Executive and Executive’s eligible family members the employment benefits that the Parent or another member of the Company Group, as applicable, makes available to similarly situated employees and their respective eligible family members, subject to the terms and conditions of the applicable benefit programs and plans. Executive and Executive’s eligible family members shall be eligible to participate in any and all employee benefit plans (including medical and dental insurance, retirement plans, disability insurance and life insurance) as may be implemented by the Parent (or another member of the Company Group, as applicable) from time to time for its similarly situated employees and their families. Such employment benefits shall be governed by the applicable plan documents, insurance policies, or employment policies, and may be at any time modified, suspended, discontinued, or revoked in the sole discretion of the Parent (or another member of the Company Group, as applicable) in accordance with the terms of the applicable documents or policies. In addition to such benefits, the Company agrees to provide, or cause to be provided, the following benefits upon satisfaction by Executive of any eligibility requirements, subject to the following limitations:
(a)    Sick-Leave Benefits and Disability Insurance. During the Term, to the extent made available to other similarly situated employees of the Company, Executive shall be eligible for paid sick leave benefits payable at Executive’s then Effective Base Salary rate during Executive’s absence due to illness or other incapacity; provided, however, that any sick-leave benefits will be reduced by the amount, if any, of workers’ compensation, Social

Security entitlement, or disability or other wage replacement benefits, if any, paid or provided to Executive in connection with such illness or incapacity.
(b)    Vacation. During the Term, Executive shall be eligible for vacation consistent with Company policy in effect from time to time, and will be eligible for at least twenty (20) business days of paid vacation per complete calendar year (“Vacation Days”), which Vacation Days shall accrue and may be used pursuant to the Company’s vacation policies as may exist from time to time.
3.5    Equity Incentive Awards. During the Term, Executive shall be eligible to receive annual equity awards (“Equity Awards”) under the Parent’s long-term incentive plan, with such Equity Awards of a nature and type and in such amounts as determined in the sole discretion of the Board or the Compensation Committee. Unless otherwise established by the Board or the Compensation Committee, the Equity Awards granted to Executive each year, if any, shall have an aggregate target value level of no less than 225% of the annualized rate of Executive’s Effective Base Salary at the time the grant is approved; provided, however, that the actual value of such Equity Awards, shall be determined in the sole discretion of the Board or the Compensation Committee at the time of grant. All such Equity Awards shall be subject to the vesting requirements and other terms and conditions determined by the Board or the Compensation Committee and the award agreements pursuant to which they are granted, as may be modified by this Agreement.
3.6    Other Benefits.
(a)    Perquisites. During the Term, Executive shall be eligible to receive fringe benefits and perquisites as determined from time to time by the Company, which are commensurate with Executive’s position, title and duties with the Company or other member of the Company Group, as determined by the Company Group from time to time and subject to all applicable benefit and insurance policies, terms and conditions. Available perquisites shall specifically include provision for an automobile allowance for Executive’s business and personal use, and related fuel coverage; provided, however, that the provision of an automobile allowance to Executive shall not preclude Executive from receiving reimbursement under Company policies and practices for reasonable business expenses in connection with Executive’s use of other transportation for hire.
(b)    Reimbursement of Business Expenses. Executive is authorized to incur ordinary, necessary, and reasonable business expenses in connection with the performance of Executive’s duties, responsibilities, and authorities under this Agreement and for the promotion of the Company Group’s business and activities during the Term, including expenses for necessary travel and entertainment and other items of expense required in the normal and routine course of Executive’s employment under this Agreement. The Company will reimburse Executive from time to time for all such business expenses actually incurred pursuant to and in conformity with this paragraph and the policies and practices of the Company then in effect relative to the reimbursement of business expenses.

ARTICLE IV
TERMINATION
4.1    Termination of Employment.
(a)    Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for Cause at any time, without any further liability to Executive, other than the obligations specified in Section 4.3(a). If the Company believes Cause exists for terminating Executive’s employment under this Agreement, it shall give Executive a Notice of Termination and Executive’s employment under this Agreement shall terminate immediately upon provision of such notice; provided, however, that if such acts or omissions are of the type described in Section 1.1(d)(i), (ii), or (iii), no termination of Executive’s employment under this Agreement for Cause shall be effective unless and until Executive fails to cure such acts or omissions, if curable (as determined by the Company in its reasonable discretion), within thirty (30) days after receiving such notice.
(b)    Termination by Executive for Good Reason. Executive may terminate Executive’s employment under this Agreement for Good Reason. If Executive believes that Good Reason exists for terminating Executive’s employment under this Agreement, Executive shall provide notice of the facts and circumstances upon which Executive intends to rely as the basis for a resignation for Good Reason within thirty (30) days of the initial occurrence of such event (“Constructive Termination Notice”). The Company shall have thirty (30) days following the receipt of the Constructive Termination Notice to remedy the condition constituting Good Reason and, if so remedied, any termination of employment by Executive on the basis of the circumstances described in such Constructive Termination Notice shall not be considered a termination for Good Reason. If the Company does not remedy the condition that has been the subject of a Constructive Termination Notice during the designated thirty (30) day remedy period, Executive must terminate Executive’s employment within one hundred twenty (120) days following the Constructive Termination Notice, and provide a Notice of Termination in accordance with Section 4.2, in order for such termination to be considered for Good Reason for purposes of this Agreement. Termination of Executive’s employment under this Agreement by Executive for Good Reason will cause Executive to become eligible for the benefits specified in Section 4.3(b).
(c)    Termination by the Company Without Cause, by Executive Other than for Good Reason or due to Non-Renewal by the Company (and, in each instance, not due to Executive’s Death or Permanent Disability and Other than during a Protected Period). The Company may terminate Executive’s employment under this Agreement without Cause at any time, and Executive may terminate Executive’s employment under this Agreement for any reason, or no reason at all. Any termination of Executive’s employment by the Company without Cause shall be made by the provision of at least fourteen (14) days’ prior written notice to Executive in accordance with Section 4.2; provided, however, that the Company may, in its sole discretion, elect to pay Executive for all or any part of the notice period in lieu of providing prior written notice, calculated based on the annualized rate of Executive’s Effective Base Salary at such time. Any termination of Executive’s employment by Executive for any reason other than for Good Reason shall be made by the provision of at least thirty (30) days’ prior written notice to the Company in accordance with Section 4.2; provided, however, that if Executive has provided notice to the Company of Executive’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment by the Company without Cause). Termination of Executive’s employment under this Agreement by the Company without Cause or as a result of the Company’s issuance of a Notice of Non-Renewal pursuant to Section 3.1 (and, in each instance, not due to Executive’s death or Permanent Disability and other than during a Protected Period) will cause Executive to become eligible for the benefits specified in Section 4.3(b); termination of Executive’s employment under this Agreement by Executive for any reason other than for Good Reason (and not due to Executive’s death or Permanent Disability) will relieve the Company of any further liability to Executive other than the obligations specified in Section 4.3(a). For the avoidance of doubt, if Executive’s employment is terminated as a result of Executive’s issuance of a Notice of Non-Renewal pursuant to Section 3.1, then the Company will be relieved of any further liability to Executive other than the obligations specified in Section 4.3(a).
(d)    Change of Control Termination. A termination of Executive’s employment by the Company without Cause, by Executive for Good Reason or upon the expiration of the Term following the Company’s issuance of a Notice of Non-Renewal, in any case, during a Protected Period and not due to Executive’s death or Permanent Disability, will cause Executive to become eligible for the benefits specified in Section 4.3(c).
(e)    Termination on Death or Permanent Disability. Executive’s employment under this Agreement shall automatically terminate on Executive’s death or upon the delivery to Executive of a Notice of Termination stating the Company’s determination of Executive’s Permanent Disability in accordance with Section 4.2. Termination of Executive’s employment under this Agreement upon Executive’s death or Permanent Disability will cause Executive (or Executive’s estate, as applicable) to become eligible for the benefits specified in Section 4.3(d).
4.2    Notice of Termination. Any termination of Executive’s employment by the Company or Executive pursuant to Section 4.1 (other than upon Executive’s death) shall be communicated by a Notice of Termination to the other party hereto. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause, Good Reason, or Permanent Disability, as set forth in Section 4.1(a), (b), or (e), as applicable, shall not waive any right of Executive or the Company under this Agreement or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
4.3    Obligations of the Company Upon Termination.
(a)    Termination by the Company for Cause, by Executive Other than for Good Reason or due to Non-Renewal by Executive (and, in each instance, not due to Executive’s Death or Permanent Disability). If the Company terminates Executive’s employment for Cause or if Executive terminates Executive’s employment other than for Good Reason, and so long as Executive’s termination is not due to Executive’s death or Permanent Disability, then Executive shall be entitled only to the payment of the Accrued Obligation.
(b)    Termination by the Company Without Cause, by Executive for Good Reason or due to Non-Renewal by the Company (and, in each instance, not due to Executive’s Death or Permanent Disability and Other than during a Protected Period). If, at any time other than during a Protected Period, the Company terminates Executive’s employment other than for Cause or issues a Notice of Non-Renewal, or if Executive terminates Executive’s employment under this Agreement for Good Reason, and so long as Executive’s termination is not due to Executive’s death or Permanent Disability, then Executive shall be entitled to receive (i) payment of the Accrued Obligation and (ii) subject to the satisfaction of the STIP and applicable STI Performance Plan or other applicable terms and conditions, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous year or other performance period, as applicable, completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination, date of approval or date of payment of such Bonuses, as may be applicable). In addition, subject to Executive’s (x) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed Release and (y) compliance with Articles V, VI, and VII herein, Executive shall also be eligible to receive:

iii.
a lump sum payment of an amount equal to the Annual Bonus for the Bonus Year in which the Date of Termination occurs at the target level; which, for the purposes of this Section 4.3(b)(iii), shall be calculated, without proration, based on (A) the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination, times (B) the greater of (1) the STI Bonus Target specified in Section 3.3(a) or (2) the Effective STI Bonus Target established for Executive for the Bonus Year in which the Date of Termination occurs;

iv.
any and all outstanding Equity Awards granted to Executive under any plan not previously vested shall become fully vested, without proration, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that with respect to any Equity Award that is subject to performance-based vesting conditions, (A) to the extent that the Date of Termination occurs within the first half of the applicable performance period for such Equity Award, then the Equity Award shall become fully vested and shall be calculated, settled and delivered at the target level without regard to any performance goal otherwise applicable thereto, and (B) to the extent that the Date of Termination occurs within the latter half of the applicable performance period for such Equity Award, then the Equity Award shall become fully vested and will be calculated, settled and delivered (if at all) subject to and based on the actual performance and achievement of the applicable performance metrics calculated as of the Date of Termination;

v.
a lump sum payment of an amount equal to two (2) times the sum of (A) the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination and (B) the target value of Executive’s Annual Bonus, which, for the purposes of this Section 4.3(b)(v), shall be calculated without proration based on the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination multiplied by the greater of (1) the STI Bonus Target specified in Section 3.3(a) or (2) the Effective STI Bonus Target established for Executive for the Bonus Year in which the Date of Termination occurs;

vi.
a lump sum payment of an amount equal to all Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), premiums that would be payable during the period beginning on the Date of Termination and ending on the date that is eighteen (18) months after the Date of Termination, assuming Executive and Executive’s dependents who were enrolled in the group health plans of the Parent (or other member of the Company Group, as applicable) as of the Date of Termination elected continuation coverage under such group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination, without regard to whether Executive and Executive’s dependents actually elected such coverage or whether actual COBRA coverage is applicable for the above-referenced time period; and

vii.
a lump sum payment equal to (as applicable): (A) 100% of the value of Executive’s Vacation Days (which, for purposes of this Agreement, shall be calculated as 1/365th of Executive’s annualized Base Salary multiplied by each applicable Vacation Day for which Executive is being paid) for the year in which the Date of Termination occurs if the Date of Termination occurs in the first quarter of the calendar year, (B) 75% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of

Termination occurs in the second quarter of the calendar year, (C) 50% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the third quarter of the calendar year, or (D) 25% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the fourth quarter of the calendar year.
(c)    Change of Control Termination. If, during a Protected Period, the Company terminates Executive’s employment hereunder without Cause or issues a Notice of Non-Renewal, or Executive terminates Executive’s employment for Good Reason, then Executive shall be entitled to receive (i) payment of the Accrued Obligation and (ii) subject to the satisfaction of the STIP and applicable STI Performance Plan or other applicable terms and conditions, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous year or other performance period, as applicable, completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination, date of approval or date of payment of such Bonuses, as may be applicable). In addition, subject to Executive’s (x) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed Release and (y) compliance with Articles V, VI, and VII, Executive shall also be eligible to receive:

iii.
a lump sum payment of an amount equal to the Annual Bonus for the Bonus Year in which the Date of Termination occurs at the target level; which, for the purposes of this Section 4.3(c)(iii), shall be calculated, without proration, based on (A) the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination, times (B) the greater of (1) the STI Bonus Target specified in Section 3.3(a) or (2) the Effective STI Bonus Target established for Executive for the Bonus Year in which the Date of Termination occurs;

iv.
any and all outstanding Equity Awards granted to Executive under any plan not previously vested shall become fully vested, without proration, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that with respect to any Equity Award that is subject to performance-based vesting conditions, such Equity Award shall be calculated, paid and delivered at the target level without regard to any performance goal otherwise applicable;

v.
a lump sum payment of an amount equal to three (3) times the sum of (A) the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination and (B) the target value of Executive’s Annual Bonus, which, for the purposes of this Section 4.3(c)(v), shall be calculated based on the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination multiplied by the greater of (1) the STI Bonus Target specified in Section 3.3(a) or (2) the Effective STI Bonus Target established for Executive for the Bonus Year in which the Date of Termination occurs;

vi.
a lump sum payment of an amount equal to all COBRA premiums that would be payable during the period beginning on the Date of Termination and ending on the date that is thirty six (36) months after the Date of Termination, assuming Executive and Executive’s dependents who were enrolled in the group health plans of the Parent (or other member of the Company Group, as applicable) as of the Date of Termination elected continuation coverage under such group health plans as in effect, and at the applicable COBRA rates, as of the Date of Termination, without regard to whether Executive and Executive’s dependents actually elected such coverage or whether actual COBRA coverage is applicable for the above-referenced time period; and

vii.
a lump sum payment equal to (as applicable): (A) 100% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the first quarter of the calendar year, (B) 75% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the second quarter of the calendar year, (C) 50% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the third quarter of the calendar year, or (D) 25% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the fourth quarter of the calendar year.

(d)    Termination on Death or Permanent Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or due to Executive’s Permanent Disability, the Company shall have no further obligations to Executive, other than for (i) payment of the Accrued Obligation; (ii) subject to the satisfaction of the STIP and applicable STI Performance Plan or other applicable terms and conditions, as described in Section 3.3, any of Executive’s unpaid Bonuses with respect to a previous year or other performance period, as applicable, completed prior to the Date of Termination (without regard to any requirement that Executive remain employed through the date of determination, date of approval or date of payment of such Bonuses, as may be applicable); and (iii) the timely payment or provision of any and all benefit obligations provided under Section 3.4, which under their terms are available in the event of Executive’s death or Permanent Disability. In addition, subject to Executive’s (or Executive’s estate’s) delivery to the Company by the Release Expiration Date (and non-revocation in any time provided to do so) of an executed Release, Executive shall also be eligible to receive:

iv.
a lump sum payment of an amount equal to the Annual Bonus for the Bonus Year in which the Date of Termination occurs at the target level; which, for the purposes of this Section 4.3(d)(iv), shall be calculated, without proration, based on (A) the annualized rate of Executive’s Effective Base Salary as in effect on the Date of Termination, times (B) the greater of (1) the STI Bonus Target specified in Section 3.3(a) or (2) the Effective STI Bonus Target established for Executive for the Bonus Year in which the Date of Termination occurs;

v.
any and all outstanding Equity Awards granted to Executive under any plan not previously vested shall become fully vested, without proration, with any unexercised options as of the Date of Termination remaining exercisable for the full term thereof; provided, however, that with respect to any Equity Award that is subject to performance-based vesting conditions, such Equity Award shall be calculated, paid and delivered at the target level without regard to any performance goal otherwise applicable thereto; and

vi.
a lump sum payment equal to Executive’s Effective Base Salary as in effect on the Date of Termination for (as applicable): (A) 100% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the first quarter of the calendar year, (B) 75% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the second quarter of the calendar year, (C) 50% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the third quarter of the calendar year, or (D) 25% of the value of Executive’s Vacation Days for the year in which the Date of Termination occurs if the Date of Termination occurs in the fourth quarter of the calendar year.
4.4    Payment Timing. Except as otherwise provided in Section 10.12, the Company shall pay Executive the amounts specified in Sections 4.3(a), (b)(i), (c)(i) or (d)(i), within thirty (30) days after the Date of Termination or such earlier time as may be required by applicable law. In addition, subject to Executive’s timely execution and non-revocation of the Release and compliance with Articles V, VI and VII the Company shall pay Executive the amounts specified in Sections 4.3(b)(iii), (b)(v), (b)(vi), (b)(vii), (c)(iii), (c)(v), (c)(vi), (c)(vii), (d)(iv) and/or (d)(vi), as applicable, on or before the first business day that is on or after the date that is sixty (60) days after the Date of Termination. Any other amounts payable by the Company under Sections 4.3 (b)(ii), (b)(iv), (c)(ii), (c)(iv), (d)(ii), (d)(iii) or (d)(v), as applicable, are payable pursuant to the respective Section(s) of this Agreement.
4.5    Limitations on Severance Payment and Other Payments or Benefits.
(a)    Limitation on Payments. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement between Executive and any member of the Company Group or plan of any member of the Company Group (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 4.5, result in the imposition on Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) delivered in such reduced amount in the manner determined in accordance with Section 4.5(b) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
(b)    Determination of Limit. Within forty (40) days following a Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due Executive that would result in an excess parachute payment, Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of a nationally recognized accounting firm or tax counsel (the “National Advisor”) selected by the Company (which may be a regular accounting firm or outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 4.5(a), and (iv) the net after-tax proceeds to Executive, taking into account applicable federal, state and local income taxes and the Excise Tax if (x) the Total Payments were reduced in accordance with Section 4.5(a) and (y) the Total Payments were not so reduced. The opinion of the National Advisor shall be addressed to the Company and Executive and shall be binding upon the Company and Executive. If such National Advisor’s opinion determines that Section 4.5(a)(ii) applies, then the Agreement Benefits (as defined below) hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that, under the bases of calculations set forth in such opinion, there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(c)    Definitions and Assumptions. For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code; (iv) “Agreement Benefits” shall mean the payments and benefits to be paid or provided pursuant to this Agreement; (v) for purposes of the opinion of the National Advisor, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Executive; and (vi) Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the Date of Termination occurs or the notice described in Section 4.5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
(d)    Reasonableness of Compensation. The Company agrees that it shall instruct the National Advisor to take into account the value of any reasonable compensation for services to be rendered by Executive in connection with making determinations with respect to Section 280G or Section 4999 of the Code, including the non-competition provisions applicable to Executive under Article VII and any other non-competition provisions that may apply to Executive. The Company agrees to fully cooperate in the valuation of any such services, including any non-competition provisions, and agrees to retain, at the Company’s expense, a recognized valuation firm to make a determination of the value of the non-competition provisions. If the National Advisor so requests in connection with the opinion required by this Section 4.5, Executive and the Company shall obtain, at the Company’s expense, and the National Advisor may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Section 280G of the Code.
(e)    Changes to Sections of the Code. This Section 4.5 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 4.5 shall be cancelled without further effect.
4.6    Resignation Upon Termination. Upon any termination of Executive’s employment with the Company, and without further action on the part of Executive or any member of the Company Group, Executive shall be deemed to have resigned (a) as an executive officer, principal officer or other officer of the Parent and any of any other member of the Company Group for which Executive served in such capacity; (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group, and from the board of directors or board of managers

(or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as the designee or other representative of any member of the Company Group.

ARTICLE V
CONFIDENTIAL INFORMATION
5.1    Confidential Information. Executive acknowledges that Executive will receive Confidential Information in Executive’s position with the Company, and during Executive’s employment hereunder. For the purposes of Articles V, VI, VII, VIII and IX, the “Company” shall be deemed to include the Company and each other member of the Company Group.
5.2    Scope of Confidential Information. Executive acknowledges that the Company has developed, and will during the term of Executive’s employment continue to develop, confidential information, competitively valuable information, and other intangible or “intellectual property” in connection with its business, some or all of which is proprietary to the Company, (collectively, the “Confidential Information”). Without limiting the generality of the preceding sentence, Executive expressly recognizes and agrees that, subject to the remainder of this Section 5.2, the following items, and all copies, summaries, extracts or derivative works thereof, are entitled to trade secret protection and constitute Confidential Information under this Agreement, whether developed prior to the date hereof or thereafter, and whether with the assistance of Executive or otherwise: (i) the Company’s confidential or proprietary computer software, databases and lists of customers, prospects, candidates, and employees; employee applications; skills inventory sheets and similar summaries of employee qualifications, as well as employee compensation; customer ordering habits, billing rates, buying preferences, and short-term needs; sales reports and analysis; (ii) employee reports and analyses; customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (iii) statistical information regarding the Company; (iv) financial information of the Company and its customers that is not publicly available; (v) negotiated terms and pricing with vendors and customers; (vi) research and development, business projects, strategic business plans, and strategies; products and solution services offered to customers; and (vii) any other non-public information of the Company that gives the Company a competitive advantage by virtue of it not being generally known. Notwithstanding the foregoing, Confidential Information shall not include (a) any information which is or becomes publicly available, other than as a result of the wrongful action of Executive or Executive’s agents; (b) any information independently developed by Executive subsequent to the date that Executive is no longer employed or engaged by the Company; (c) any information made available to Executive following the termination of Executive’s employment from a third party not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or (d) any information as to which the Company specifically waives its rights hereunder pursuant to an instrument in writing.
5.3    Agreement to Provide Confidential Information to Executive. The Company promises to provide some or all of the Confidential Information described above to Executive, without regard to the duration of Executive’s continued employment with the Company. Executive agrees that the Confidential Information belongs to the Company, is subject to the terms of this Agreement, and is not Executive’s property.
5.4    Works Made for Hire. Executive recognizes and agrees that all original works of authorship, and all inventions, discoveries, improvements and other results of creative thinking or discovery by Executive during the term of Executive’s employment, whether the result of individual efforts or in acts in concert with others, arising in the scope of Executive’s employment, utilizing in any way any of the Confidential Information or Company property, or otherwise relating to the

Company’s business (collectively, the “Created Works”), are and shall be “works made for hire” within the meaning of the United States copyright laws, to the extent applicable thereto, and in all events shall be the sole and exclusive property of the Company. Without limiting the generality of the foregoing, the Created Works shall include all computer software, written materials, business processes or plans, compilations, programs, improvements, inventions, notes, copyrightable works made, fixed, conceived, or acquired by Executive in the scope of Executive’s employment, utilizing in any way any Confidential Information, or otherwise relating to the Company’s business. No part of the definition of Created Works is intended to exclude the Created Works from being included among the items constituting Confidential Information.
5.5    Agreement to Return Confidential Information and Company Property. At any time upon demand by the Company, and within five (5) days of the termination of Executive’s employment for any reason, regardless of which party initiates such termination, Executive shall return all property of the Company to the Company, including all computer files and other electronically stored information and all copies of all or any part of all documents, files and other materials that constitute or reflect Confidential Information or any summaries, extracts or derivative works thereof, in good condition. Such property includes any documents, files and other materials that constitute or reflect Confidential Information, including Created Works constituting or reflecting Confidential Information, and any of the Company’s tools of trade.
5.6    Assignment of Created Works. To the extent for any reason any Created Works (or any element thereof) are not eligible for work-for-hire treatment, Executive hereby irrevocably and fully assigns to the Company all of Executive’s right, title and interest in and to the Created Works and all aspects thereof, including all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell, and waives all related moral rights. Executive will, from time to time during the term of this Agreement and thereafter, and at any time upon the request of the Company, execute and deliver any documents, agreements, certificates or other instruments affirming, giving effect to or otherwise perfecting the Company’s rights in the Created Works and will provide such cooperation as the Company shall reasonably request in connection with the protection, exploitation or perfection of its rights therein anywhere in the world.
5.7    Power of Attorney. If the Company is unable, after reasonable effort, to secure Executive’s signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Created Work, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.
5.8    Disclosure of Inventions. Executive will promptly and without reservation fully disclose in writing any Created Works to the Company both during the Term and thereafter.
ARTICLE VI
NON-DISCLOSURE, NON-DISPARAGEMENT
6.1    Non-Disclosure.
(a)    General Duty. Executive agrees that Executive will not directly or indirectly use any Confidential Information, including the Company’s confidential or proprietary information, trade secrets or Created Works, for Executive’s own benefit or for the benefit of any third party. Executive agrees that Executive will not directly or indirectly disclose any Confidential Information, including the Company’s confidential or proprietary information, trade secrets, or Created Works, to any person or entity who is not an employee of the Company unless previously authorized to do so by the Company.
(b)    Non-Disparagement. Executive agrees that Executive will not make any statement that is intended to become public, or that should reasonably be expected to become public, and that ridicules, disparages or is otherwise derogatory of the Company or any employee, officer, director, member or shareholder of the Company.
(c)    Special Exceptions; Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law, regulation, or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Further, nothing herein shall prevent Executive from making a good faith report of possible violations of applicable law to any governmental agency, or making disclosures that are protected under the whistleblower provisions of applicable law. Pursuant to the federal Defend Trade Secrets Act, Executive shall not be held criminally or civilly liable for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Executive files a lawsuit for retaliation by the Company for Executive's reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive's attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order. For the avoidance of doubt, nothing herein or in any other agreement between Executive and the Company shall prevent Executive from lawfully, and without obtaining prior authorization from the Company: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require Employee to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 6.1(c), or to notify the Company of having engaged in any such conduct.
6.2    Nature of Business.
(a)    Acknowledgment of Competitive Business. Executive acknowledges and agrees that the Company is engaged in a highly competitive industry and must protect its Confidential Information against unauthorized use or disclosure that would irreparably harm the Company’s interests. Executive recognizes that the disclosure by the Company to Executive of certain of its Confidential Information will be necessary and useful to Executive in the performance of Executive’s job duties for the Company under this Agreement. As a result, Executive will have access to Confidential Information that could be used by the

Company’s competitors in a manner which would irreparably harm the Company’s competitive position in the marketplace.
(b)    Acknowledgment of Need for Protection. Executive further acknowledges and agrees that it would be virtually impossible for Executive to ignore all knowledge of the Company’s Confidential Information if Executive were to engage in competition with the Company. It is, therefore, reasonable and proper for the Company to protect against the intentional or inadvertent use of such Confidential Information. Accordingly, Executive agrees that restrictions on competition and soliciting the Company’s customers or employees during Executive’s employment under this Agreement and for a reasonable period of time thereafter are appropriate and necessary for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests.

ARTICLE VII
NON-SOLICITATION AND NON-COMPETITION
7.1    Non-Solicitation and Non-Competition. Ancillary to the agreements to provide Executive with the Confidential Information as set forth above, and in order to aid in the enforcement of those agreements and as a condition of Executive’s employment hereunder, Executive agrees that, during the Term and for a period of two (2) years after the termination of Executive’s employment with the Company (or, in the event Executive is entitled to the payments and benefits described in Section 4.3(c) hereof, for a period of one (1) year after termination of Executive’s employment with the Company) (as applicable, the “Prohibited Period”), Executive will:
(a)    refrain from carrying on or engaging in the Business in the Restricted Area. Executive agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, Executive will not, and Executive will cause Executive’s affiliates not to, in the Restricted Area during the Prohibited Period: directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which engages in the Business;
(b)    refrain from, and cause Executive’s affiliates to refrain from, soliciting or causing to be solicited any customer of the Company that was a customer of the Company in the Restricted Area during the period when Executive was employed by the Company; and
(c)    refrain from, and cause Executive’s affiliates to refrain from, engaging or employing or soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company.
7.2    Exception for Equity Ownership. Notwithstanding the restrictions contained in Section 7.1, Executive or any of Executive’s affiliates may own (a) less than five percent (5%) of any equity security registered under the Exchange Act, in any entity engaged in the Business, provided that neither Executive nor Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such entity and is not involved in the management of such entity, and (b) those equity investments owned by Executive as of the date of this Agreement as previously disclosed in writing to and agreed by the Board.
7.3    Exception Within Certain States. Notwithstanding the restrictions contained in Section 7.1, within those areas of the State of Oklahoma that are within the Restricted Area (the “Oklahoma Restricted Area”), the restrictions in Sections 7.1(a) and 7.1(b) shall not apply after Executive’s employment with the Company has ended but before the Prohibited Period has expired;

provided, however, that at no point during the Prohibited Period shall Executive, within the Oklahoma Restricted Area, solicit goods, services or a combination of goods and services from any established customer of the Company. Further, within those areas of the States of California or North Dakota that are within the Restricted Area, the restrictions contained in Section 7.1(a) and Section 7.1(b) shall not apply following the date that Executive is no longer employed by the Company and, during such period, Section 7.1(c) shall be applied within the States of California and North Dakota only to prohibit Executive from, directly or indirectly, soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company or otherwise directly or indirectly interfering with or raiding the Company’s employees.
7.4    Nothing in this Section 7.4 shall be interpreted or applied in a manner to prevent or restrict Executive from practicing law, as it is the intent of this Section 7.4 to create certain limitations on Executive’s business activities only, and not to create limitations that would restrict Executive from practicing law. Executive acknowledges and agrees that, both before and after the Date of Termination, Executive shall be bound by all ethical and professional obligations (including those with respect to conflicts and confidentiality) that arise from Executive’s provision of legal services to, and acting as legal counsel for, the Company and, as applicable, the other members of the Company Group.
ARTICLE VIII
SURVIVAL OF COVENANTS, ENFORCEMENT OF COVENANTS AND REMEDIES
8.1    Survival of Covenants. Executive acknowledges and agrees that Executive’s covenants in Articles V, VI and VII, and those provisions necessary to interpret and enforce them, shall survive the termination of this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of those covenants.
8.2    Enforcement of Covenants. Executive acknowledges and agrees that Executive’s covenants in Articles V, VI and VII are, among other things, ancillary to the otherwise enforceable agreements to provide Executive with Confidential Information and are supported by independent, valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Executive in all respects and do not impose any greater restraint than is reasonably necessary to protect the Company’s goodwill and other legitimate business interests. Executive further agrees that if, at some later date, a court or arbitrator of competent jurisdiction determines that any of the covenants in Article V, VI or VII are unreasonable, any such covenants shall be reformed by the court or arbitrator and enforced to the maximum extent permitted under the law.
8.3    Remedies. In the event of actual or threatened breach by Executive of any of Executive’s covenants in Articles V, VI, and VII, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of said breach, violation, or threatened breach or violation. For the avoidance of doubt, nothing shall restrict the Company from pursuing any relief otherwise provided for by this Agreement. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. In addition to the above, in the event that a final determination concludes that Executive has materially breached any of Executive’s covenants in Article V, VI or VII, the Company will be entitled to reimbursement by Executive of all cash severance payments paid by the Company under (a) Sections

4.3(b)(iii), (b)(v), (b)(vi), and (b)(vii) or (b) Sections 4.3(c)(iii), (c)(v), (c)(vi), and (c)(vii), as applicable, of this Agreement. In the event of an alleged material breach by Executive of any of Executive’s covenants in Article V, VI or VII, as determined in good faith by the Board, the Company may suspend the payments of cash severance then owing to Executive under Sections 4.3(b)(iii), (b)(v), (b)(vi), (b)(vii), (c)(iii), (c)(v), (c)(vi), or (c)(vii), as applicable, of this Agreement without resort to judicial intervention or arbitration until such breach is cured (if curable); provided, however, that if it is later determined, whether by arbitration or otherwise by the Board, that Executive was not in breach of any such covenants, the Company shall promptly pay to Executive all such suspended payments and benefits, as well as reimbursement of all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Executive in defending any such claim or action in accordance with Section 10.10; and provided further, however, that any cure and payments upon cure and any payments upon a determination that no breach occurred will be made no later than the deadline under Section 409A that is applicable to disputed payments and refusals to pay.
8.4    Indemnification. In any situation where, under applicable law, the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) arising from bona fide claims of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including reasonable attorneys’ fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute. In no event will the Company indemnify, advance expenses to, or defend Executive from any claim relating to or arising out of any misconduct by Executive, including fraud, or any breach by Executive of any representation or warranty in this Agreement.

ARTICLEIX
COMPLIANCE
9.1    Compliance with Applicable Laws and Policies. Executive acknowledges and agrees that Executive will comply with all applicable laws and policies, including the Parent’s Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, Insider Trading Policy and Anti-Corruption Policy, and will not, directly or indirectly, take any action, or fail to take any action, that would violate any such laws or policies or would cause the Company to be in violation of any such laws or policies.
9.2    Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would injure the business, interests, or reputation of the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
ARTICLE X
MISCELLANEOUS
10.1    Entire Agreement. This Agreement and the DRP (as defined below) constitute the entire agreement between the parties concerning this Agreement’s subject matter and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter (including, the Original Agreement).
10.2    Modification; Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and authorized by the Board.
10.3    No Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.
10.4    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas, without giving effect to any conflicts of law principles that would cause the application of the laws of any jurisdiction other than the State of Texas.
10.5    Executive’s Representations. Executive represents and warrants that Executive is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Executive’s execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity. Executive further promises not to provide the Company or any other member of the Company Group with any confidential, proprietary, or legally protected information belonging to any former employer or other third-party, and Executive promises that in no circumstances will Executive use or disclose such information in the course of providing services for any member of the Company Group. Executive acknowledges and agrees that (a) Executive is not relying upon any determination by the Company, any other members of the Company Group, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with Executive’s execution of this Agreement and (b) in deciding to enter into this Agreement, Executive is relying on Executive’s own judgment and the judgment of the professionals of Executive’s choice with whom Executive has consulted. Executive hereby releases, acquits and forever discharges the Company Parties from all actions, causes of action, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, whether known or unknown, on account of or arising out of, or in any way related to the tax effects associated with Executive’s execution of this Agreement.
10.6    Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, on the day on which confirmation of receipt is provided if given by facsimile provided that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-business day, then it shall be deemed to have been received on the next business day after it is sent, or three days after mailing first class, certified or registered with return receipt requested, (i) if to the Company, to the Parent’s headquarters, attention Chief Executive Officer, and (ii) if to Executive, to Executive’s address on file in the Company’s records.
10.7    Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
10.8    Severability. If any provision of this Agreement (or any portion thereof) is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision (or any portion thereof) shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect.
10.9    Assignment. The Company, its successors, and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Executive’s consent, provided, however, that the Company Group shall remain liable for all compensation obligations to Executive under this Agreement. This Agreement thereafter shall bind, and inure to the benefit of, the Company’s successor or assign. Executive shall not assign either this Agreement or any right or obligation arising thereunder.
10.10    Employee Dispute Resolution Program. The parties acknowledge and agree that the parties have agreed to the dispute resolution procedures set forth in the Parent’s Employee Dispute Resolution Program (“DRP”), as in effect from time to time, and any dispute between the parties arising out of, or relating to, this Agreement or Executive’s employment shall be resolved pursuant to the dispute resolution procedures set forth in the DRP.
10.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
10.12    Section 409A.
(a)    General. Any compensation or benefits made to Executive under the terms of this Agreement may constitute nonqualified deferred compensation for purposes of Section 409A. Accordingly, notwithstanding any provision contained herein, this Agreement shall be interpreted in a manner that is consistent with Section 409A. In the event that any provision of this Agreement conflicts with Section 409A, such provision is to that extent superseded by the applicable Section 409A standards for nonqualified deferred compensation plans to satisfy the requirements of Section 409A.
(b)    General Suspension of Payments. Notwithstanding any contrary provisions in this Agreement, if Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, as determined by policies established by the Board, any payments or benefits which are classified as “nonqualified deferred compensation” for purposes of Section 409A and are payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six (6) months and one (1) day of such termination (other than due to death or “disability”, as such term is defined within the meaning of Section 409A) shall instead be paid or provided on the earlier of (i) six (6) months and two (2) days following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section 10.12(b), Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the six (6) month and one (1) day suspension period on the earliest day that would be permitted under Section 409A.
(c)    Separation from Service. For all purposes of this Agreement, Executive’s employment with the Company shall be considered to have terminated when Executive incurs a “separation from service” with the Company within the meaning of Section 409A; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

(d)    Reimbursement Payments. The following rules shall apply to payments of any amounts under this Agreement that are treated as “reimbursement payments” under Section 409A, including any payments provided under Section 4.3: (i) the amount of expenses eligible for reimbursement in one calendar year shall not limit the available reimbursements for any other calendar year; (ii) Executive shall file a claim for all reimbursement payments not later than thirty (30) days following the end of the calendar year during which the expenses were incurred, (iii) the Company shall make such reimbursement payments within thirty (30) days following the date Executive delivers written notice of the expenses to the Company; and (iv) Executive’s right to such reimbursement payments shall not be subject to liquidation or exchange for any other payment or benefit.
(e)    Separate Payments. For purposes of Section 409A, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A, and any rights and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A.
(f)    Amendment. In the event that the Company determines that any amounts payable hereunder will be taxable to Executive under Section 409A prior to payment to Executive, then the Company may (i) adopt amendments to this Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder or (ii) take such other actions as the Company determines necessary or appropriate to avoid the imposition of tax under Section 409A.
10.13    Prior Employment Agreement Superseded. Upon the Effective Date, any and all prior employment agreements between the Company or any other member of the Company Group shall be of no further force or effect, and this Agreement shall supersede all such prior agreements. For the avoidance of doubt, in entering into this Agreement, Executive expressly acknowledges and agrees that this Agreement supersedes and replaces the Original Agreement in its entirety, and: (i) Executive has received all wages, bonuses, benefits, and other compensation to which Executive has been entitled (and to which Executive ever could be entitled) pursuant to the Original Agreement; (ii) the Company and each other member of the Company Group has fully and finally satisfied all obligations that they had, and ever could have, pursuant to the Original Agreement; and (iii) Executive has voluntarily waived any rights under the Original Agreement to assert that Good Reason (as defined in the Original Agreement) existed under the Original Agreement such that Executive was eligible for potential severance pay or benefits pursuant to the Original Agreement.
10.14    Limitation. Subject to the termination provisions contained herein, this Agreement shall not confer any right or impose any obligation on any member of the Company Group to continue the employment of Executive in any capacity or limit the right of any member of the Company Group or Executive to terminate Executive’s employment.
10.15    Third-Party Beneficiaries. Each member of the Company Group shall be a third-party beneficiary of Executive’s obligations under Articles V, VI, VII, VIII and IX and shall be entitled to enforce such obligations as if a party hereto.
10.16    Titles and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. The word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.
COMPANY:

C&J SPEC-RENT SERVICES, INC.

By:     /s/Don Gawick
Name:     Don Gawick
Title:     President and Chief Executive Officer

EXECUTIVE:

/s/ Danielle Hunter
Danielle Hunter

12/11/2018
Signature Date

Signature Page to Amended and Restated Employment Agreement

EXHIBIT A
RESTRICTED AREA
State of Alabama
State of Arizona
State of Arkansas
State of California
State of Colorado
State of Idaho
State of Kansas
State of Louisiana Parishes of:
Bienville
Bossier
Caddo
Caldwell
Claiborne
DeSoto
Harrison
Jackson
Lincoln
Natchitoches
Red River
Sabine
St. Helena
Webster
Winn
State of Mississippi
State of Montana
State of Nebraska
State of New Mexico
State of New York
State of North Dakota
State of Ohio
State of Oklahoma
State of Pennsylvania
State of South Dakota
State of Texas
State of Utah
State of Virginia
State of West Virginia
State of Wyoming

1